Exhibit 23.3

Atlantic Express Transportation Corp.
Staten Island, New York

        We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated October 25, 2004, relating to the consolidated financial statements of Atlantic Express Transportation Corp., which is contained in that Prospectus.

        We also consent to the reference to us under the caption "Experts" in the Prospectus.

BDO Seidman, LLP
New York, New York

August 11, 2005